1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Exploration Activities Including
Positive Results at Laphroaig and Hurricane Deep and
Development Activities at Blueberry Hill

NEW ORLEANS, LA, February 26, 2007 - McMoRan Exploration Co. (NYSE: MMR) today updated its exploration and development activities including positive drilling results at Laphroaig and Hurricane Deep.

The Laphroaig exploratory well commenced drilling on April 8, 2006 and was sidetracked to a true vertical depth of 18,412 feet (19,515 feet measured depth). Following an unsuccessful production test in February 2007, McMoRan and Energy XXI (Bermuda) Limited (AIM: EGY) have deepened the well to a true vertical depth of 19,060 feet (20,250 feet measured depth) to test additional targets. Wireline logs have indicated that the well encountered a potential 56 net feet of hydrocarbon bearing sands over a 75 foot gross interval. McMoRan has rights to approximately 2,200 gross acres in this area and has a 50.0 percent working interest and a 38.5 percent net revenue interest. Energy XXI has a 31.5 percent working interest and an approximate 24.4 percent net revenue interest in the well. A private partner has the remaining interest. The well, located onshore in St. Mary Parish, LA, can be brought into production promptly utilizing existing infrastructure in the area.

The Hurricane Deep well at South Marsh Island Block 217 commenced drilling on October 26, 2006 and is currently drilling below a true vertical depth of 20,600 feet. Log-while-drilling tools have indicated that an exceptionally thick upper Gyro sand was encountered totaling 900 gross feet. The top of this Gyro sand is credited with a potential of 50 feet of net hydrocarbons in a 53 feet gross interval. These exceptional sand thicknesses suggest that prospects in the Mound Point/JB Mountain/Hurricane/Blueberry Hill area may have thick sands as potential Gyro reservoirs.

Additionally, previous wireline logs in the Hurricane Deep well have indicated 27 net of feet of hydrocarbon bearing sands over a 200 foot gross interval in a laminated Rob-L section and a potential 20 net feet of hydrocarbon bearing sands over a 70 foot gross interval in the Operc section. McMoRan plans to continue drilling to a planned true vertical depth of 21,500 feet. If successful, the well could be brought on line quickly using existing facilities in the area. The Hurricane Deep prospect is located in twelve feet of water on OCS 310, one mile northeast of the Hurricane discovery well which is currently producing. McMoRan controls 7,700 gross acres in this area. McMoRan has a 25.0 percent working interest and a 17.7 percent net revenue interest. This well would be McMoRan’s seventh successful well in the OCS 310/State Lease 340 area.

The Cas exploratory well at South Timbalier Block 70 commenced drilling on January 30, 2007. The well is in progress and has a planned true vertical depth of 25,000 feet. The Cas prospect is located in approximately 65 feet of water. McMoRan controls 5,000 gross acres in this area. McMoRan has a 15.0 percent working interest and a 12.4 percent net revenue interest.

A rig is on location at the Cottonwood Point exploratory prospect at Vermilion Block 31 and drilling is expected to commence within the week. McMoRan has a 15.0 percent working interest and an 11.3 percent net revenue interest in the Cottonwood Point well.

As previously reported, the Blueberry Hill well at Louisiana State Lease 340 encountered four potentially productive hydrocarbon bearing sands below 22,200 feet. Testing of this well commenced in the fourth quarter of 2006 following the receipt of special tubulars and casing for the high pressure well. The well has been perforated but production has not been established because of blockage above the perforated intervals. Additional operations to clear the blockage and complete testing of the well are expected in the coming weeks. Information obtained from the testing of the Blueberry Hill well and the results of the Hurricane Deep well currently drilling will be incorporated in future plans for the JB Mountain Deep well, as all three areas demonstrate similar geologic settings and are targeting deep Miocene sands equivalent in age. McMoRan has a 35.3 percent working interest and a 24.2 percent net revenue interest in Blueberry Hill and a 35.0 percent working interest and a 24.8 percent net revenue interest in JB Mountain Deep.

Since 2004, McMoRan has participated in 15 discoveries on 29 prospects that have been drilled and evaluated. Five additional prospects are either in progress or not fully evaluated. McMoRan currently has rights to approximately 370,000 gross acres and plans to participate in drilling a total of 8-10 exploratory wells in 2007.

DRILLING SCHEDULE

	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
Exploration In-Progress
South Marsh Island Block 217 “Hurricane Deep”	25.0%	17.7%	20,000'	21,500'	October 26, 2006
St. Mary Parish, LA “Laphroaig”	50.0%	37.3%	18,700'	19,500'	April 8, 2006
South Timbalier Block 70 “Cas”	15.0%	12.4%	5,000'	25,000'	January 30, 2007
Vermilion Block 31 “Cottonwood Point”	15.0%	11.3%	n/a	21,000'	Rig on Location
Near-Term Wells
Louisiana State Lease 340 “Mound Point South”	18.3%	14.5%	n/a	20,000'	First-Quarter 2007
South Marsh Island Block 212 “Flatrock”	25.0%	18.8%	n/a	16,500'	Second-Quarter 2007
Matagorda Island Blocks 526/557 “Deep Cavallo”	40.0%	29.8%	n/a	14,000'	Mid-2007

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; potential noncash charges; and the economic potential of properties. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.

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